                                                   THE CHARLES SCHWAB CORPORATION


                                                                                                                        Exhibit 12.1

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                            (Unaudited)

                                                                                   Three Months Ended          Nine Months Ended
                                                                                      September 30,               September 30,
                                                                                   2005          2004          2005          2004
                                                                                 --------      --------      --------      --------

Earnings from continuing operations before taxes on earnings                      $  329        $   72        $  878        $  485

Fixed charges
   Interest expense:
     Brokerage client cash balances                                                   96            29           271            59
     Deposits from banking clients                                                    59            24           149            74
     Long-term debt                                                                    9             8            26            24
     Short-term borrowings                                                             8             6            23            11
     Other                                                                             6             5            14             9
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         Total                                                                       178            72           483           177
   Interest portion of rental expense                                                 17            20            51            62
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     Total fixed charges (A)                                                         195            92           534           239
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Earnings from continuing operations before taxes on earnings and fixed
   charges (B)                                                                    $  524        $  164        $1,412        $  724
====================================================================================================================================

Ratio of earnings to fixed charges (B) / (A) (1)                                     2.7           1.8           2.6           3.0

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Ratio of earnings to fixed charges excluding brokerage and banking client
   interest expense (2)                                                              9.2           2.8           8.7           5.6
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(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings from continuing operations before taxes on earnings and fixed charges.  "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

(2)  Because interest  expense  incurred in connection with both payables to brokerage  clients and deposits from banking clients is completely offset by interest revenue on related  investments and loans, the Company considers such interest to be an operating expense.  Accordingly,  the ratio of earnings to fixed charges excluding brokerage and banking client interest expense reflects the elimination of such interest expense as a fixed charge.

